WEATHERFORD INTERNATIONAL PLC
EXECUTIVE OFFICER CLAWBACK POLICY
Approved by the Board of Directors on September 14, 2023
Effective as of October 2, 2023

The Board has determined that it is in the best interests of the Company and its shareholders to adopt this Policy.
1.Purpose. The purpose of this Policy is to describe the circumstances under which Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company Group. This Policy is designed to comply with, and will be interpreted in a manner that is consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Securities Exchange Act of 1934 and the Listing Standards. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy. Capitalized terms used herein shall have the meaning for them set forth below.
2.Administration. This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors or other legal representatives.
3.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings:
(a)“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under Federal securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(b)“Board” shall mean the Board of Directors of the Company.
(c)“Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association and (iv) during the applicable Clawback Period.
(d)“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e)“Committee” shall mean the Compensation and Human Resources Committee of the Board.
(f)“Company” shall mean Weatherford International, plc, an Irish public limited company.
(g)“Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.
(h)“Effective Date” shall mean October 2, 2023.
(i)“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
(j)“Executive Officer” shall mean (i) the Company’s current and former chief executive office, president, principal financial officer, principal accounting officer (or if there is no principal accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function for the Company, or any other person who performs similar policy-making functions for the Company, as determined by the Committee in accordance with Federal securities laws or the Listing Standards. Identification of an executive officer for purposes of this Policy includes at a minimum executive officers identified pursuant to 17 C.F.R. 229.401(b).
(k)“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC in order to be considered a Financial Reporting Measure.
(l)“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-based Compensation does not include: (i) bonuses paid solely at the discretion of the Board or the Committee that are not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure or solely upon satisfying one or more subjective standards and/or completion of a specified employment period, (ii) non-equity incentive plan awards earned solely upon satisfying one or more strategic or operational measures, (iii) equity awards not contingent upon achieving any Financial Reporting Measure and where vesting is contingent solely upon the completion of a specified employment period and/or attaining one or more non-Financial Reporting Measures or (iv) any Incentive-based Compensation received before the Company had a class of securities listed on a national securities exchange.
(m)“Listing Standards” shall mean the listing standards of Nasdaq or any other national securities exchange or national securities association on which the Company’s securities are listed.
(n)“Policy” shall mean this Executive Officer Clawback Policy, as may be amended and/or restated from time to time.
(o)“Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt. Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-

based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.
(p)“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.
(q)“SEC” shall mean the U.S. Securities and Exchange Commission.
4.Repayment of Erroneously Awarded Compensation.
(a)In the event of an Accounting Restatement, the Committee shall determine whether there is and if so, the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and thereafter, promptly provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation (including the calculation thereof) and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee in good faith based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq). Notwithstanding the foregoing, in the event the Accounting Restatement is as a result of misconduct, then, in addition to any other recoupment obligations set forth in this Policy, the Company’s chief executive officer and chief financial officer shall reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by such person from the Company during the 12-month period following the public issuance or filing of the Accounting Restatement and (ii) any profits realized from the sale of securities of the Company during such 12-month period, in accordance with the requirements of the Sarbanes-Oxley Act of 2002.
(b)The Committee shall take such action as it deems appropriate to recover Erroneously Awarded Compensation reasonably promptly after such obligation is incurred and shall have broad discretion to determine the appropriate means of recovery of such Erroneously Awarded Compensation based on all applicable facts and circumstances. The Committee may seek recoupment in the manner it chooses, in its sole discretion, which may include, without limitation, one or a combination of the following: (i) direct reimbursement from the Executive Officer of Incentive-based Compensation previously paid, (ii) deduction of the recouped amount from unpaid compensation otherwise owed by the Company to the Executive Officer, (iii) set-off, (iv) rescinding or cancelling vested or unvested equity or cash based awards, and (v) any other remedial and recovery action permitted by law, as determined by the Committee. For the avoidance of doubt, except as set forth in Section 4(d) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder unless it cannot be received as provided for herein.
(c)To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with Section 4(b) above), the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate under the circumstances to recover such Erroneously Awarded Compensation from the applicable Executive Officer.

(d)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(b) above if the following conditions are met and the Committee determines that recovery would be impracticable:
(i)The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, such attempts have been documented and such documentation is provided to Nasdaq.
(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or
(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
5.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the Federal securities laws, including the disclosure required by the applicable SEC filings.
6.Indemnification Prohibition. No member of the Company Group shall be permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company Group’s enforcement of its rights under this Policy, in either case, where such indemnity is otherwise prohibited by applicable law or the Listing Standards. Subject to compliance with applicable law and the Listing Standards, the foregoing limitation on indemnification shall not obviate, amend or otherwise supersede any rights to indemnification, to which an Executive Officer may be entitled under the Company’s charter documents, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power or obligation that any member of the Company Group may have to indemnify such Executive Officer or defend, or hold them harmless.
7.Effective Date. This Policy shall be effective as of the Effective Date.
8.Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any Federal securities laws or the Listing Standards. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any Federal securities laws or the Listing Standards.
9.Other Recoupment Rights; No Additional Payments. This Policy shall be incorporated by reference into and shall apply to all incentive, bonus, equity, equity-based and compensation plans, agreements, and awards outstanding as of the Effective Date or entered into on or after the Effective Date. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. The Committee intends that this Policy is a supplement to any other clawback policies in effect now or in the future at the Company, including but not limited to the Company’s Compensation Clawback Policy, as may be amended and/or restated and in effect from time to time. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of the Company’s Compensation Clawback Policy and/or any other similar policy in any employment agreement, equity award plan or agreement, or similar agreement and any other legal remedies available to the Company Group; provided, however, if such other agreement or policy provides that a greater amount of compensation shall be subject to clawback, such other policy shall apply to the amount in excess of the amount subject to clawback under this Policy; provided further, this Policy shall not permit or result in double-recovery for compensation under this Policy that is otherwise subject to recovery under the Company’s Clawback Policy as the intent is only for one-time recovery.
10.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

WEATHERFORD INTERNATIONAL PLC
EXECUTIVE OFFICER CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Weatherford International plc Executive Officer Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.
By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company Group to the extent required by, and in accordance with the Policy.

Signature

Print Name

Date

Exhibit A